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                                                                    Exhibit 99.1



NOT FOR IMMEDIATE RELEASE:                                    CONTACT:

                                                              Jim Pangburn
                                                              Edify Corporation
                                                              jimp@edify.com
                                                             (408) 982-4000


         EDIFY CORPORATION ADOPTS STOCKHOLDER RIGHTS PLAN


         SANTA CLARA, CALIF., AUGUST 10, 1998 - Edify Corporation (Nasdaq:
EDFY), today announced that its Board of Directors has adopted a stockholder rights plan designed to protect the long-term value of the company for its stockholders during any future unsolicited acquisition attempt.

         The plan is designed to give Edify's Board of Directors sufficient time to study and respond to an unsolicited tender offer or other attempted acquisition. Adoption of the plan was not made in response to any specific attempt to acquire Edify or its shares, and Edify is not aware of any current efforts to do so.

         In connection with the plan, the Board declared a dividend of one preferred share purchase right for each share of the Company's common stock outstanding on August 14, 1998 (the "Record Date") and further directed the issuance of one such right with respect to each share of the Company's common stock that is issued after the Record Date, except in certain circumstances. The rights will expire on August 10, 2008.

         The rights are initially attached to the Company's common stock and will not trade separately. If a person or a group (an "Acquiring Person") acquires 20 percent or more of the Company's common stock, or announces an intention to make a tender offer for the Company's common stock the consummation of which would result in a person or group becoming an Acquiring Person, then the rights will be distributed (the "Distribution Date") and will thereafter trade separately from the common stock.

         After the Distribution Date, each right may be exercised for 1/100th of a share of a newly designated Series A Junior Participating Preferred Stock at an exercise price of


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$70.00. The preferred stock has been structured so that the value of 1/100th of a share of such preferred stock will approximate the value of one share of common stock.

         Upon a person becoming an Acquiring Person, holders of the rights (other than the Acquiring Person) will have the right to acquire shares of the Company's common stock at a substantially discounted price.

         Additionally, if a person becomes an Acquiring Person and the Company is acquired in a merger or other business combination, or 50 percent or more of its assets are sold in a transaction with an Acquiring Person, the holders of rights (other than the Acquiring Person) will have the right to receive shares of common stock of the acquiring corporation at a substantially discounted price.

         After a person has become an Acquiring Person, the Company's Board of Directors may, at its option, require the exchange of outstanding rights (other than those held by the Acquiring Person) for common stock at an exchange ratio of one share of the Company's common stock per right.

         The Board may redeem outstanding rights at any time prior to a person becoming an Acquiring Person at a price of $0.001 per right. Prior to such time, the terms of the rights may be amended by the Board.

EDIFY AMENDS BYLAWS

         In connection with the adoption of its stockholder rights plan, the Board of Directors also amended two provisions of Edify's Bylaws. Special meetings of Edify stockholders may now only be called by the Chairman of the Board, the Chief Executive Officer, the President or by a majority of the Board of Directors. Additionally, vacancies on the Board of Directors may now be filled until the next annual meeting of stockholders only by majority vote of the directors then in office.


ABOUT EDIFY CORPORATION

         Edify Corporation is a leading provider of enterprise self service solutions used by Global 2000 organizations to deploy automated service solutions via the Internet,



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corporate intranets and the telephone. Edify's self service solutions offer organizations the means to automate, integrate and personalize interactions with customers and employees, yielding stronger, more profitable relationships. The company's software has been licensed to more than 1,100 organizations worldwide. Edify software is distributed directly and through leading solutions providers, application partners and distributors worldwide. With 390 employees, Edify Corporation is headquartered in Santa Clara, California. Additional information about Edify may be obtained by calling 408-982-2000 or via the World Wide Web at http://www.edify.com.


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Edify is a registered trademark of Edify Corporation.